Exhibit 99.1

November 19, 2012

JPMorgan Chase appoints Marianne Lake Chief Financial Officer; Doug Braunstein named a Vice Chairman of the company

New York, November 19, 2012 - JPMorgan Chase & Co. (NYSE: JPM) announced today that Marianne Lake, currently Chief Financial Officer of its Consumer & Community Banking business, will become Chief Financial Officer for the company and a member of it Operating Committee, effective early next year. Ms. Lake will succeed Doug Braunstein, who will become a Vice Chairman of the company following Ms. Lake’s transition into the CFO position in first quarter 2013.

“Marianne Lake is an outstanding choice for this critically important role,” said Jamie Dimon, Chairman and CEO, noting that “she has developed an impressive breadth of knowledge and experience in finance across both our wholesale and our consumer businesses — in the United States and around the world. Marianne will be an excellent successor to Doug Braunstein, an outstanding colleague who I want to thank for his hard work and dedication in the CFO role. Doug is a highly experienced and respected banker and an exceptional client-facing executive, who in this new role will work alongside our investment bankers to further strengthen the capabilities of our world-class Corporate & Investment Bank.”

Ms. Lake is currently CFO of JPMorgan Chase’s Consumer & Community Banking unit, one of the largest financial services businesses in the United States. Prior to taking on that role, she served as Global Controller of the Investment Bank from 2007 to 2009. From 2004 to 2007, she was in the Corporate Finance group managing global finance infrastructure and controls functions. Prior to 2004, she was the Senior Financial Officer for the company in the United Kingdom. Ms. Lake started her career as a chartered accountant at PriceWaterhouseCoopers in their London and Sydney offices.

In his new role, Mr. Braunstein will focus on serving top clients of the firm - drawing on his years of expertise and experience in key client coverage roles in our Investment Bank. Prior to taking on his CFO role in June 2010, Mr. Braunstein served as head of Investment Banking Americas from 2008, and prior to that, he held several other senior Investment Banking positions, including head of Investment Banking Coverage and M&A.

About JPMorgan Chase & Co.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.3 trillion and operations in more than 60 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.